Exhibit 99.1


[SELECTIVE GRAPHIC OMITTED]


                              Selective Insurance
                              40 Wantage Avenue
                              Branchville, New Jersey 07890
                              www.selective.com


For release on Oct. 25, 2005 at 4:15 p.m. EST
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com
              ---------------------------

Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com
              ----------------------------------

                       Selective Insurance Group Reports
                          Third Quarter 2005 Earnings
                      GAAP combined ratio improves to 95%
                     Commercial net premiums written up 11%
     Net income $1.25 per diluted share; Record operating income of $1.16 per diluted share
                             Dividend increased 16%

Branchville, NJ - Oct. 25, 2005 - Selective Insurance Group, Inc. (NASDAQ:
SIGI), today reported its financial results for the third quarter ended Sept. 30, 2005.

Compared with the third quarter of 2004:
-    Net income increased 39%, to $39.3 million, or $1.25 per diluted share;
- Operating income(1) increased 34% to $36.4 million, establishing a new quarterly record of $1.16 per diluted share;
-    The GAAP combined ratio improved 3.1 points to 95.0%
          o The commercial lines GAAP combined ratio improved 3.9 points to 93.8%;
          o The personal lines GAAP combined ratio increased 1.8 points to 101.9%;
-    The statutory combined ratio improved 1.9 points to 94.3%;
-    Net premiums written (NPW) increased 8% to $383.4 million
          -    Commercial lines NPW increased 11% to $330.7 million;
          -    Personal lines NPW declined 11% to $52.7 million; and
-    Total revenue was up 9% to $430.6 million.

---------------

(1) Operating income differs from net income by the exclusion of realized gains or losses on investment sales and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights and Reconciliation to Comparable GAAP measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Weather-related catastrophe losses accounted for only 0.1 points of the GAAP and statutory combined ratios for the third quarter of 2005, or $0.3 million, after-tax, compared to 3.6 points, or $7.9 million, after-tax, for the third quarter of 2004.

Gregory E. Murphy, Selective Insurance Group Chairman, President and CEO, stated: "This was an excellent quarter, fueled by Selective's powerful combination of financial stability, broad commercial lines appetite, cutting edge technology and a field model that is virtually unmatched in the industry. Our strong results were driven by double-digit premium growth in the commercial lines operation, a 15% increase in operating cash flow to $162 million, and a 16% increase in after-tax investment income from our investment portfolio which now stands at $3.1 billion. Overall premium growth reached 8% for the quarter and 6% through nine months - about three times higher than industry-wide A.M. Best growth estimates."

Murphy added: "As a result of the continued strong performance in our insurance, investment and diversified operations throughout 2005, the Board of Directors increased the quarterly cash dividend to shareholders by 16%, to $0.22 per share. The dividend is payable Dec. 1, 2005, to stockholders of record on Nov. 15, 2005. In addition, we repurchased 265,000 shares of Selective stock during the quarter at an average price per share of $48.94. These capital management efforts are part of an overall program designed to increase shareholder returns, while managing our total capital to allow for future growth opportunities."

The Diversified Insurance Services operation contributed $0.13 in earnings per diluted share for the quarter. Revenue at these fee-based businesses was up 13%, to $31.3 million, compared to third quarter 2004. Return on revenue was 13.1%, compared to 11.3% in the third quarter of 2004.

At Sept. 30, 2005, Selective's consolidated assets reached $4.3 billion; stockholders' equity was $953.4 million; and book value per share was up 12% to $33.79, compared to third quarter 2004.

For the nine months ended Sept. 30, 2005, the Company reported net income of $107.5 million, or $3.41 per diluted share. Operating income(1) was $100.8 million, or $3.20 per diluted share. For the comparable period last year, the Company reported net income of $84.7 million, or $2.70 per diluted share, and operating income of $80.1 million, or $2.56 per diluted share. Selective's GAAP combined ratio improved to 95.4% for the first nine months of 2005, compared to 97.2% for the nine-month period ended Sept. 30, 2004. For the same period, the statutory combined ratio improved to 94.2% in 2005, compared to 95.6% in 2004.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. Selective's quarterly analyst conference call will be simulcast at 8:30 a.m. EST, on Oct. 26, 2005, at www.selective.com. The webcast will be available for rebroadcast until the close of business on Nov. 25, 2005.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance. Such statements are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These forward-looking statements are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective's future performance. Factors that could cause Selective's actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the United States Securities and Exchange Commission ("SEC") and those associated with:
o the frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
o    adverse economic, market or regulatory conditions;
o the concentration of our business in a number of East Coast and Midwestern states;
o    the adequacy of our loss reserves;
o    the cost and availability of reinsurance;
o    our ability to collect on reinsurance and the solvency of our reinsurers;
o    uncertainties related to insurance rate increases and business retention;
o changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states particularly changes in New Jersey automobile insurance laws and regulations;
o our ability to maintain favorable ratings from A.M. Best, S&P, Moody's and Fitch;
o fluctuations in interest rates and the performance of the financial markets which may affect our investment income; and
o    our entry into new markets and businesses.

Selective's SEC filings can be accessed through the Investors and Corporate Governance sections of the Company's website, www.selective.com, or through the SEC's EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

                Selective Insurance Group, Inc. (Nasdaq: SIGI)*
     GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
                                 GAAP Measures

(in thousands, except per share data)
-------------------------------------------------------------------------------
3 months ended September 30:                                2005          2004
----------------------------                                ----          ----
Net premiums written                                   $   383,402      356,451
Net premiums earned                                        361,062      337,074
Net investment income                                       32,755       29,146
Diversified insurance services revenue                      31,318       27,648
Total revenues                                             430,567      396,187

Operating income                                            36,431       27,268
Capital gain, after-tax                                      2,846        1,060
                                                       ------------  ----------
Net income                                             $    39,277       28,328
                                                       ============  ==========

Statutory combined ratio                                     94.3%        96.2%
GAAP combined ratio                                          95.0%        98.1%

Operating income per diluted share                     $      1.16         0.87
Net income per diluted share                                  1.25         0.90
Weighted average diluted shares                             32,131       32,398
Book value per share                                   $     33.79        30.04


9 months ended September 30:                                2005          2004
----------------------------                                ----          ----
Net premiums written                                   $ 1,149,801    1,080,963
Net premiums earned                                      1,054,254      978,366
Net investment income                                       97,864       87,268
Diversified insurance services revenue                      88,766       78,274
Total revenues                                           1,253,231    1,153,444

Operating income                                           100,762       80,095
Capital gain, after-tax                                      6,198        4,635
Cumulative effect of change in accounting
  principle, net of tax                                        495            -
                                                       ------------  ----------
Net income                                             $   107,455       84,730
                                                       ============  ==========

Statutory combined ratio                                     94.2%        95.6%
GAAP combined ratio                                          95.4%        97.2%

Operating income per diluted share                     $      3.20         2.56
Net income per diluted share                                  3.41         2.70
Weighted average diluted shares                             32,235       32,340
Book value per share                                   $     33.79        30.04

   *All amounts included in this release exclude inter-company transactions.


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